Exhibit 10.42

Stock Option Grant Agreement - additional terms & conditions

1. Grant of Options. The Management Development and Compensation Committee of the Board of Directors (“Committee”) of the General Electric Company (“Company”) has granted Options to the individual named in this Grant Agreement (“Grantee”). Each Option entitles the Grantee to purchase from the Company one share of General Electric Company common stock, par value $0.06 per share, at the Option Exercise Price in accordance with the terms of this Grant, the GE 2007 Long Term Incentive Plan (“Plan”), and any rules and procedures adopted by the Committee.

2. Exercisability and Expiration Date. Options shall become exercisable only at and after the Exercisable Dates, and shall expire on the Expiration Date, except as follows:

a. Employment Termination Due to Death. If the Grantee’s employment with the Company or any of its affiliates terminates as a result of the Grantee’s death, then any unexercisable Options shall become immediately exercisable, and any unexercised Options shall expire on the Expiration Date.

b. Employment Termination Due to Transfer of Business to Successor Employer. If the Grantee’s employment with the Company or any of its affiliates terminates as a result of employment by a successor employer to which the Company has transferred a business operation, then any unexercisable Options shall become immediately exercisable, and any unexercised Options shall expire 5 years after termination of employment or on the Expiration Date, whichever date occurs first.

c. Employment Termination Less Than One Year After Grant Date. If the Grantee’s employment with the Company or any of its affiliates terminates for any reason other than death or due to transfer to a successor employer before the first anniversary of the Grant Date, then all unexercised Options, whether or not exercisable on the date of termination, shall immediately expire upon such termination.

d. Employment Termination More Than One Year After Grant Date. If, on or after the first anniversary of the Grant Date, the Grantee’s employment with the Company or any of its affiliates terminates as a result of any of the reasons set forth below, or the Grantee becomes eligible to retire, each as defined, then the Exercisable Dates and Expiration Date shall be automatically adjusted as provided below (subject to any rules adopted by the Committee):

(i) Termination for Retirement or Total Disability. If (a) the Grantee becomes eligible for Optional Retirement at or after age 60 under the U.S. GE Pension Plan, or (b) the Grantee is not a participant in the U.S. GE Pension Plan and becomes eligible to retire under another retirement plan or program of the Company or any of its affiliates on or after Grantee has attained age 60 and accumulated 5 or more years of combined service with the Company and any of its affiliates, or (c) the Grantee’s employment with the Company or any of its affiliates terminates as a result of a total disability, i.e., the inability to perform any job for which the Grantee is reasonably suited by means of education, training or experience, then any unexercisable Options shall become immediately exercisable, and any unexercised Options shall expire on the Expiration Date.

(ii) Voluntary Termination or Termination for Cause. If the Grantee’s employment with the Company or any of its affiliates terminates as a result of voluntary termination or termination for cause, then all unexercised Options, whether or not exercisable on the date of termination, shall immediately expire.

(iii) Termination for Layoff or Plant Closing. If the Grantee’s employment with the Company or any of its affiliates terminates as a result of a layoff or plant closing (without regard to any period of protected service), each as defined in the Company’s U.S. Layoff Benefit Plan, then Options scheduled to become exercisable at or before the end of the second calendar year following the year in which employment terminates become immediately exercisable and any unexercised Options shall expire at the end of second calendar year following the year in which employment terminates or on the Expiration Date, whichever occurs first.

(iv) Termination Due to Other Reasons. If the Grantee’s employment with the Company or any of its affiliates terminates for any other reason, and the Grantee and the Company have not entered into a written separation agreement explicitly providing otherwise in accordance with rules and procedures adopted by the Committee, then no unexercisable Options shall become exercisable and any unexercised Options which are exercisable on the date of termination shall expire 3 months after such termination or on the Expiration Date, whichever date occurs first.

e. Affiliate. For purposes of this Grant, “affiliate” shall mean (i) any entity that, directly or indirectly, is owned 50% or more by the Company and thereby deemed under its control and (ii) any entity in which the Company has a significant equity interest as determined by the Committee. Transfer of employment among the Company and any of its affiliates is not a termination of employment for purposes of this Grant.

3. Method of Exercise

a. Notice and Manner of Exercise. The Grantee may exercise some or all of the Options then exercisable by giving the Company notice of the number of Options to be exercised either in writing or by such other means as shall be acceptable to the Company. At or before issuance by the Company of the shares to the Grantee pursuant to the Option exercise, the Grantee shall make payment of the Option Exercise Price in U.S. funds, or the equivalent thereof acceptable to the Company, at the office of the Comptroller of the Company, or such other place as may be mutually acceptable to the Company and the Grantee.

b. Withholding Tax. Upon the exercise of any Option, the Grantee shall pay to or reimburse the Company for any federal, state, local or foreign taxes required to be withheld and paid over by it, at such time and upon such terms and conditions as the Company may prescribe.

c. Delivery. Upon the receipt of all required payments from the Grantee, the Company thereupon shall, without additional expense to the Grantee (other than any transfer or issue taxes if the Company so elects), deliver to the Grantee by mail or otherwise at such place as the Grantee may request a certificate or certificates for such shares, provided however, that the date of issuance or delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares.

4. Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any Options without the consent of the Grantee. Also, the Options shall be null and void to the extent the grant of Options or exercise thereof is prohibited under the laws of the country of residence of the Grantee.

5. Plan Terms. All terms used in this Grant have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request.

6. Entire Agreement. This Grant, the Plan, and the rules and procedures adopted by the Committee, contain all of the provisions applicable to the Options and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized Officer of the Company and delivered to the Grantee.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.